Honeywell

News Release

Contacts: Media Robert C. Ferris (973) 455-3388 rob.ferris@honeywell.com	Investor Relations Nicholas Noviello (973) 455-2222 nicholas.noviello@honeywell.com

HONEYWELL THIRD QUARTER SALES UP 15% TO $8.0 BILLION;

EARNINGS UP 22% TO 66 CENTS PER SHARE

2006 EPS Guidance Moves to High End of Range

MORRIS TOWNSHIP, N.J., October 19, 2006 — Honeywell (NYSE: HON) today announced that third quarter 2006 sales increased 15% to $8.0 billion, driven by 9% organic sales growth. Earnings were $0.66 per share versus $0.54 last year, an increase of 22%. Earnings per share growth was 36%, after taking into account income from discontinued operations ($0.04) in the third quarter of 2005, and stock options expense ($0.02) in 2006. Cash flow from operations was $796 million versus $705 million last year, and free cash flow (cash flow from operations less capital expenditures) was $634 million versus $543 million in the third quarter of 2005.

“We are pleased with our double-digit sales and earnings growth in the third quarter,” said Honeywell Chairman and Chief Executive Officer Dave Cote. “These results demonstrate the progress Honeywell has made in building a global multi-industry portfolio that continues to perform in dynamic business conditions. We are confident in our ability to deliver 13% sales growth, more than a 30% increase in earnings, and 25% growth in free cash flow this year.”

Honeywell re-affirmed its previously stated 2006 sales guidance of more than $31 billion. The company now expects earnings per share of $2.51 - 2.53, the high end of its previously stated range, and free cash flow of approximately $2.2 billion (cash flow from operations of approximately $3.0 billion).

“While we anticipate slightly lower global economic growth next year, overall macro-trends remain favorable to our multi-industry portfolio,” concluded Cote. “In 2007, we expect continued healthy organic sales growth, a double-digit increase in earnings, and strong free cash flow. We will continue to deploy cash effectively to grow our businesses and to return value to shareowners through share repurchases and dividends.”

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Q3 Results - 2

Segment Highlights

Aerospace

•

Sales were up 9% compared with the third quarter of 2005, with 11% growth in Commercial and 6% growth in Defense and Space sales. Commercial sales reflected growth of 17% in original equipment and 7% in aftermarket spares and services. Defense and Space sales were driven by a 9% increase in Defense and a recovery in Space sales in the quarter.

•

Segment margins were 17.6% compared with 16.4% a year ago, driven by volume growth, price and productivity savings, including the realization of the expected savings from the 2005 Aerospace reorganization, which more than offset inflation and the impact of stronger commercial OE sales mix.

•

Defense and Space teamed with Lockheed Martin and was selected by NASA to build the Orion manned spacecraft. Honeywell will provide a major portion of the avionics hardware and software, displays and controls, system management and navigation, logistics, communications and ground operations support for Orion.

•

Honeywell’s TFE731-50 turbofan engine has been selected to power Raytheon Aircraft’s new Hawker 900XP mid-size business jet. The engine is designed to deliver up to 5,000 pounds of take-off thrust, operates at a cooler internal temperature than previous TFE engines, and includes integrated nacelle and thrust reverser systems.

•

Honeywell Apex integrated avionics system was selected by Pilatus for their PC-12, single-engine turboprop aircraft. The Apex suite provides advanced autoflight, navigation and situation awareness capabilities, including digital technology, ultra-high resolution displays, and fully automated controls for easier flight deck operation and improved aircraft safety.

Automation and Control Solutions

•

Sales were up 16% compared with the third quarter of 2005, driven by organic sales growth of 11% (10% in the Products and 14% in the Solutions businesses) and the net impact of acquisitions and divestitures of 5%.

•

While segment profit was up 10%, margins were 11.6% compared with 12.3% a year ago, due to the negative impacts of inflation, sales mix, the dilutive impact of acquisitions and planned ERP implementation costs, which more than offset volume growth and productivity gains.

•

Honeywell Analytics won a $4.0 million contract with one of the world’s largest semiconductor companies, a manufacturer of flash memory products used in the personal computer and mobile telephone industries, for its Vertex multi-point gas analyzer, which monitors for leaks of toxic gases that are used during manufacturing.

•

Honeywell Process Solutions was awarded a three-year $41.0 million contract with Eskom, the national electricity utility of South Africa. Honeywell will supply its Experion® Process Knowledge System (PKS), field instrumentation, basic design, engineering, fire detection, training simulation and installation services to the plant.

•	Honeywell Building Solutions was awarded a $4.2 million project to provide a comprehensive energy efficiency program for the Kongju National University in South Korea.

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Q3 Results - 3

Transportation Systems

•

Sales were up 5% compared with the third quarter of 2005, due to increased Turbo Technologies sales and the positive impact of foreign exchange, partially offset by the impact of lower consumer spending on automotive aftermarket product sales, as well as the 2005 exit of the Friction Materials OE business in North America.

•

Segment margins were 11.6% compared with 11.4% a year ago, due to productivity gains, which include savings from previous restructuring actions, and Turbo Technologies volume growth, partially offset by inflation and lower sales of automotive aftermarket products.

•

Turbo Technologies won positions on five new gas and diesel boosting platforms, worth an estimated $160 million in annual revenues at full production. The first of these platforms is expected to launch in 2008.

•

At this year’s Paris Motor Show, Honeywell introduced the world’s first parallel sequential dual stage turbo application, which delivers up to 30% more torque over conventional turbo-diesel engines. The application will be launched on the Peugeot 407 and 607, as well as the Citroen C5 and C6 passenger vehicles.

Specialty Materials

•	Sales were up 48% compared with the third quarter of 2005, driven by the net impact of acquisitions and divestitures of 39% and organic sales growth of 9%.
•

Segment margins were 9.6% compared with 7.5% a year ago, due to the positive net impact of acquisitions and divestitures, volume and price increases, which more than offset higher raw material costs and the impact of a partial plant outage in the Resins and Chemicals business.

•

UOP announced it will provide key technology processes to Petrotrin, the national petroleum company of Trinidad and Tobago, as part of the company’s comprehensive three-year gasoline optimization program for its Pointe-a-Pierre refinery in South Trinidad.

•

Honeywell Electronic Materials partnered with DuPont to develop a new process for making high-purity titanium metal powder that will allow manufacturers to make parts faster, with less machining, significantly less scrap and at a lower cost, while yielding virtually the same strength and weight characteristics as machined titanium.

Honeywell will discuss its results during its investor conference call today starting at 9:00 a.m. EDT. To participate, please dial (706) 643-7681 a few minutes before the 9:00 a.m. start. Please mention to the operator that you are dialing in for Honeywell’s investor conference call. The live webcast of the investor call will be available through the “Investor Relations” section of the company’s Website (http://www.honeywell.com/investor). Investors can access a replay of the webcast starting at 11:00 a.m. EDT, October 19, until 5:00 p.m. EDT, October 26, by dialing (706) 645-9291. The access code is 7211763.

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Q3 Results - 4

Honeywell International is a $30 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, Chicago and Pacific Stock Exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor’s 500 Index. For additional information, please visit www.honeywell.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

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Q3 Results - 5

Honeywell International Inc.

Consolidated Statement of Operations (Unaudited)

(In millions except per share amounts)

	Three Months Ended September 30,
	2006		2005
Product sales	$6,334		$5,594
Service sales	1,618		1,306
Net sales	7,952		6,900

Costs, expenses and other
Cost of products sold	4,973	(A)	4,340	(B)
Cost of services sold	1,138	(A)	962	(B)
	6,111	(A)	5,302	(B)
Selling, general and administrative expenses	1,037		982	(B)
(Gain) loss on sale of non-strategic businesses	–		(21)	(C)
Equity in (income) loss of affiliated companies	4		(22)
Other (income) expense	(31)		–
Interest and other financial charges	97		83
	7,218		6,324

Income from continuing operations before taxes	734		576
Tax expense	193		149

Income from continuing operations	541		427
Income from discontinued operations, net of taxes	–		37
Net income	$541		$464

Earnings per share of common stock - basic:
Income from continuing operations	$0.66		$0.50
Income from discontinued operations	–		0.04
Net income	$0.66		$0.54

Earnings per share of common stock - assuming dilution:
Income from continuing operations	$0.66		$0.50
Income from discontinued operations	–		0.04
Net income	$0.66		$0.54

Weighted average number of shares outstanding-basic	817		851

Weighted average number of shares outstanding - assuming dilution	821		856

(A)

Cost of products and services sold includes a provision of $105 million (net of a credit of $17 million for a favorable arbitration ruling) for environmental, litigation, and net repositioning charges (after-tax $75 million, or $0.09 per share).

(B)

Cost of products and services sold and selling, general and administrative expenses include provisions of $60 million (net of a credit of $67 million for a favorable arbitration ruling) and $50 million, respectively, for environmental, litigation, net repositioning and other charges (credits). Total net pretax charges were $110 million (after-tax $76 million, or $0.09 per share).

(C)	Represents pretax adjustments related to businesses sold in prior periods (after-tax $13 million, or $0.02 per share).

Q3 Results - 6

Honeywell International Inc.

Consolidated Statement of Operations (Unaudited)

(In millions except per share amounts)

	Nine Months Ended September 30,
	2006		2005
Product sales	$18,521		$16,410
Service sales	4,570		3,967
Net sales	23,091		20,377

Costs, expenses and other
Cost of products sold	14,470	(A)	13,020	(C)
Cost of services sold	3,268	(A)	2,867	(C)
	17,738	(A)	15,887	(C)
Selling, general and administrative expenses	3,125		2,771	(C)
(Gain) loss on sale of non-strategic businesses	(3)	(B)	(11)	(D)
Equity in (income) loss of affiliated companies	5		(82)	(C)
Other (income) expense	(71)		(27)	(C)
Interest and other financial charges	280		260
	21,074		18,798

Income from continuing operations before taxes	2,017		1,579
Tax expense	524		520	(E)

Income from continuing operations	1,493		1,059
Income from discontinued operations, net of taxes	5		65
Net income	$1,498		$1,124

Earnings per share of common stock - basic:
Income from continuing operations	$1.81		$1.24
Income from discontinued operations	0.01		0.08
Net income	$1.82		$1.32

Earnings per share of common stock - assuming dilution:
Income from continuing operations	$1.80		$1.24
Income from discontinued operations	0.01		0.08
Net income	$1.81		$1.32

Weighted average number of shares outstanding-basic	824		853

Weighted average number of shares outstanding - assuming dilution	829		857

(A)

Cost of products and services sold includes a provision of $350 million (net of a credit of $17 million for a favorable arbitration ruling) for environmental, litigation and net repositioning charges (after-tax $245 million, or $0.29 per share).

(B)	Represents the net pretax gain on the sales of two product lines in our Specialty Materials segment (after-tax $1 million, with no effect on earnings per share).
(C)

Cost of products and services sold, selling, general and administrative expenses, equity in (income) loss of affiliated companies and other (income) expense include provisions of $277 million (net of a credit of $67 million for a favorable arbitration ruling), $43, $2 and $10 million, respectively, for environmental, litigation, net repositioning and other charges (credits). Total net pretax charges were $332 million (after-tax $242 million, or $0.28 per share).

(D)

Represents pretax adjustments related to businesses sold in prior periods; partially offset by the pretax loss related to the sale of our Industrial Wax business (after-tax gain $57 million, or $0.07 per share). The after-tax gain has been impacted by the higher tax basis than book basis on the sale of our Industrial Wax business.

(E)	Includes a tax provision of $155 million, or $0.18 per share for the repatriation of foreign earnings related to the provisions of the American Jobs Creation Act of 2004.

Q3 Results - 7

Honeywell International Inc.

Segment Data (Unaudited)

(Dollars in millions)

	Periods Ended September 30,
Net Sales	Three Months		Nine Months
	2006	2005	2006	2005
Aerospace	$ 2,854	$ 2,620	$ 8,169	$ 7,771
Automation and Control Solutions	2,844	2,445	7,975	6,824
Specialty Materials	1,143	773	3,548	2,369
Transportation Systems	1,111	1,061	3,399	3,412
Corporate	-	1	-	1
Total	$ 7,952	$ 6,900	$ 23,091	$ 20,377

	Periods Ended September 30,
Segment Profit	Three Months		Nine Months
	2006	2005	2006	2005
Aerospace	$ 501	$ 429	$ 1,354	$ 1,216
Automation and Control Solutions	330	300	838	743
Specialty Materials	110	58	489	195
Transportation Systems	129	121	436	437
Corporate	(41)	(41)	(134)	(129)
Total Segment Profit	1,029	867	2,983	2,462
Gain (loss) on sale of non-strategic businesses	-	21	3	11
Equity in income (loss) of affiliated companies	(4)	22	(5)	82
Other income	31	-	71	27
Interest and other financial charges	(97)	(83)	(280)	(260)
Stock option expense (A)	(20)	-	(61)	-
Pension and other postretirement expense (A)	(100)	(141)	(344)	(423)
Repositioning and other charges (A)	(105)	(110)	(350)	(320)
Income from continuing operations before taxes	$ 734	$ 576	$ 2,017	$ 1,579

(A)	Amounts included in cost of products and services sold and selling, general and administrative expenses.

Q3 Results - 8

Honeywell International Inc.

Consolidated Balance Sheet (Unaudited)

(Dollars in millions)

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$1,415	$1,234
Accounts, notes and other receivables	5,723	5,017
Inventories	3,734	3,401
Deferred income taxes	1,101	1,243
Other current assets	498	542
Assets held for disposal	64	525
Total current assets	12,535	11,962
Investments and long-term receivables	351	370
Property, plant and equipment - net	4,713	4,658
Goodwill	8,335	7,660
Other intangible assets - net	1,313	1,173
Insurance recoveries for asbestos related liabilities	1,140	1,302
Deferred income taxes	622	730
Prepaid pension benefit cost	2,665	2,716
Other assets	1,030	1,062
Total assets	$32,704	$31,633
LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities:
Accounts payable	$3,222	$2,886
Short-term borrowings	71	275
Commercial paper	375	754
Current maturities of long-term debt	1,055	995
Accrued liabilities	5,357	5,359
Liabilities related to assets held for disposal	6	161
Total current liabilities	10,086	10,430
Long-term debt	3,909	3,082
Deferred income taxes	551	334
Postretirement benefit obligations other than pensions	1,745	1,786
Asbestos related liabilities	1,469	1,549
Other liabilities	3,623	3,690
Shareowners’ equity	11,321	10,762
Total liabilities and shareowners’ equity	$32,704	$31,633

Q3 Results - 9

Honeywell International Inc.

Consolidated Statement of Cash Flows (Unaudited)

(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Cash flows from operating activities:
Net income	$541	$464	$1,498	$1,124
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	190	164	596	490
Repositioning and other charges	105	110	350	332
Severance and exit cost payments	(22)	(35)	(120)	(105)
Environmental payments	(79)	(62)	(182)	(158)
Proceeds from sale of insurance receivable	-	-	100	-
Insurance receipts for asbestos related liabilities	26	11	134	110
Asbestos related liability payments	(106)	(138)	(267)	(418)
Stock option expense	20	-	61	-
Pension and other postretirement expense	100	141	344	423
Pension and other postretirement benefit payments	(80)	(55)	(258)	(145)
Undistributed earnings of equity affiliates	4	49	10	8
(Gain) loss on sale of non-strategic assets and businesses	-	(21)	(19)	(11)
Deferred income taxes	297	13	423	74
Other	3	95	11	45
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts, notes and other receivables	(302)	(147)	(545)	(273)
Inventories	(57)	(22)	(265)	(86)
Other current assets	(48)	1	(6)	20
Accounts payable	137	(26)	215	(31)
Accrued liabilities	67	163	(110)	204
Net cash provided by operating activities	796	705	1,970	1,603
Cash flows from investing activities:
Expenditures for property, plant and equipment	(162)	(162)	(433)	(456)
Proceeds from disposals of property, plant and equipment	1	14	45	39
Proceeds from investments	-	-	-	285
Cash paid for acquisitions, net of cash acquired	(15)	(23)	(623)	(1,961)
Proceeds from sales of businesses, net of fees paid	3	3	579	35
Net cash (used for) investing activities	(173)	(168)	(432)	(2,058)
Cash flows from financing activities:
Net (decrease)/increase in commercial paper	(279)	(299)	(385)	205
Net (decrease)/increase in short-term borrowings	(5)	-	(215)	9
Payment of debt assumed with acquisitions	-	-	(346)	(702)
Proceeds from issuance of common stock	39	45	278	134
Proceeds from issuance of long-term debt	-	-	1,239	-
Payments of long-term debt	(18)	(5)	(371)	(148)
Repurchases of common stock	(192)	(579)	(1,020)	(579)
Cash dividends on common stock	(184)	(176)	(560)	(528)
Net cash (used for) financing activities	(639)	(1,014)	(1,380)	(1,609)
Effect of foreign exchange rate changes on cash and cash equivalents	7	-	23	(70)
Net increase/(decrease) in cash and cash equivalents	(9)	(477)	181	(2,134)
Cash and cash equivalents at beginning of period	1,424	1,929	1,234	3,586
Cash and cash equivalents at end of period	$1,415	$1,452	$1,415	$1,452

Q3 Results - 10

Honeywell International Inc.

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Cash provided by operating activities	$796	$705	$1,970	$1,603
Expenditures for property, plant and equipment	(162)	(162)	(433)	(456)
Free cash flow	$634	$543	$1,537	$1,147

We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.